UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2015

REXNORD CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

247 Freshwater Way, Suite 300 Milwaukee, Wisconsin (Address of principal executive offices)	53204 (Zip Code)

(414) 643-3739
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 30, 2015, six indirect subsidiaries of Rexnord Corporation (“Rexnord”) entered into an Omnibus Amendment related to the accounts receivable securitization facility (the “Securitization”) with General Electric Company, successor by merger to General Electric Capital Corporation (“GEC”), as more fully described below.

As part of the Securitization, Rexnord Industries, LLC, Zurn Industries, LLC and Zurn PEX, Inc. (collectively, the “Original Originators”) previously agreed, pursuant to a Receivables Sale and Servicing Agreement dated September 26, 2007 (as amended to date, the “Sale Agreement”) to sell all of their existing and future accounts receivable and related assets to Rexnord Funding LLC (“Rexnord Funding”), a bankruptcy-remote special purpose entity formed as a Rexnord subsidiary in 2007 to facilitate the Securitization, in exchange for cash and subordinated notes.

Rexnord Funding also previously entered into the Amended and Restated Receivables Funding and Administration Agreement dated May 20, 2011 with the financial institutions party thereto and GEC (as amended to date, the “Funding Agreement”).

The parties, along with Rexnord subsidiaries Rodney Hunt - Fontaine Inc. and GA Industries, LLC (the “New Originators,” and together with the Original Originators, the “Originators”), entered into an Omnibus Amendment dated as of December 30, 2015 (the “Omnibus Amendment”) to the Sale Agreement and the Funding Agreement. (The Sale Agreement and the Funding Agreement, as amended by the Omnibus Amendment, are referred to herein collectively as the “Agreements”). The Originators and Rexnord Funding intend the transactions contemplated by the Sale Agreement to be true sales to Rexnord Funding by the respective Originators.

Pursuant to the Agreements, Rexnord Funding has granted GEC a security interest in all of its current and future receivables and related assets in exchange for a credit facility permitting borrowings of up to a maximum aggregate amount of $100.0 million (unchanged by the Omnibus Amendment) outstanding from time to time. Such borrowings will be used by Rexnord Funding to finance purchases of accounts receivable from the Originators pursuant to the Sale Agreement.   The Funding Agreement also continues to contain an “accordion” feature pursuant to which Rexnord Funding can request that the facility be increased by $75.0 million. The amount of advances available under the Funding Agreement at any time will be determined based on advance rates relating to the eligibility of the receivables held by Rexnord Funding at that time. Advances will bear interest based on the London Interbank Offered Rate (LIBOR) plus 1.75%. The last date on which advances may be made is December 30, 2020 unless the maturity of the Securitization is otherwise accelerated. In addition to other customary fees associated with financings of this type, Rexnord Funding will also pay a non-use fee to GEC based on any unused portion of the Securitization facility. If the average daily outstanding principal amount during a calendar month is less than 50% of the average daily aggregate commitment in effect during such month, the non-use fee will be 0.50% per annum; otherwise, it will be 0.375% per annum.

The Agreements contain representations and warranties, affirmative and negative covenants, and events of default that are customary for financings of this type. The Omnibus Amendment also makes other non-material changes to the Sale Agreement and the Funding Agreement.

The Securitization continues to constitute a “Permitted Receivables Financing” under Article 1 and Article 6 of the credit agreement of Rexnord’s subsidiaries. Also, any borrowings under the Securitization continue to be accounted for as secured borrowings on Rexnord’s consolidated balance sheet.

The summary of the Securitization described above is qualified in its entirety by reference to the Omnibus Amendment attached hereto as Exhibit 10.1, and incorporated herein by reference, as well as the Sale Agreement and the Funding Agreement (which were previously filed as exhibits).

Item  9.01.    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1
Omnibus Amendment, dated as of December 30, 2015, by and among Rexnord Funding LLC., as an Originator, as the Buyer and as the Borrower, Zurn Industries, LLC, as an Originator, Zurn PEX, Inc., as an Originator, Rodney Hunt - Fontaine Inc., as an Originator, GA Industries, LLC, as an Originator, Rexnord Industries, LLC, as the Servicer, General Electric Company as successor by merger to General Electric Capital Corporation, as Administrative Agent, and the Swing Line Lender and the Lenders signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 4th day of January 2016.

REXNORD CORPORATION

By:	/S/ Mark W. Peterson
Name:	Mark W. Peterson
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Omnibus Amendment, dated as of December 30, 2015, by and among Rexnord Funding LLC., as an Originator, as the Buyer and as the Borrower, Zurn Industries, LLC, as an Originator, Zurn PEX, Inc., as an Originator, Rodney Hunt - Fontaine Inc., as an Originator, GA Industries, LLC, as an Originator, Rexnord Industries, LLC, as the Servicer, General Electric Company as successor by merger to General Electric Capital Corporation, as Administrative Agent, and the Swing Line Lender and the Lenders signatory thereto.